Exhibit 10(d)

AMENDED AND RESTATED
PACCAR INC
RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(Effective as of January 1, 2009)

1.  PURPOSE OF THE PLAN

The Company has established this Plan to provide Non-Employee Directors with financial incentives to promote the success of the Company’s long-term business objectives, and to encourage qualified persons to accept nominations as a Non-Employee Director. The Plan is unfunded and benefits are payable in the form of shares of PACCAR Common Stock or cash. The Plan was last amended and restated in December 2007.

The Company hereby amends and restates the Plan effective as of  January 1, 2009.  The deferral feature of the Plan is intended to satisfy the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), with respect to compensation deferred after December 31, 2004 (and subsequent earnings thereon). The balance in the Deferred Accounts as of December 31, 2004 (and subsequent earning thereon) shall be governed by the distribution rules in effect on December 31, 2004.

2.  DEFINITIONS

(a)  “Board of Directors” means the Board of Directors of PACCAR Inc.

(b)  “Committee” means the Nominating and Governance Committee of the Board of Directors or any successor to such committee.

(c)  “Common Stock” means common shares of PACCAR Inc with $1.00 par value and any class of common shares into which such common shares hereafter may be converted.

(d)  “Company” means PACCAR Inc, a Delaware corporation.

(e)  “Deferred Accounts” means either the unfunded Stock Unit Account or Income Account maintained by the Company into which a Non-Employee Director may defer payment of his or her cash compensation (retainer and fees) or elect to receive a credit to the Stock Unit Account in lieu of a grant of Restricted Stock for service as a Company director. The Company also shall establish subaccounts under a Non-Employee Director’s Deferred Accounts in order to separately account for the amounts in such Deferred Accounts that are, and that are not, subject to section 409A of the Code.

(f)  “Fair Market Value” means the closing price of the Common Stock on NASDAQ reported for the date specified for determining such value.

(g)  “Grant Date” means the date that Non-Employee Directors receive a grant of Restricted Stock.

(h)  “Grantee” means the Non-Employee Director receiving the Restricted Stock or his legal representative, legatees, distributees, alternate payees, or trustees as the case may be.

(i)  “Mandatory Retirement” means retirement as a Non-Employee Director at age seventy-two (72) or at such other age as may be specified in the bylaws for the Board of Directors in effect at the time of a Non-Employee Director’s Termination.

(j)  “Non-Employee Director” means a member of the Company’s Board of Directors who is not a current employee of the Company.

(k)  “Plan” means this PACCAR Inc Restricted Stock and Deferred Compensation Plan for Non-Employee Directors as it may be amended from time to time, or any successor plan that the Committee or Board of Directors may adopt from time to time with respect to the grant of Director Restricted Stock or other stock-based grants.

(l)  “Restricted Stock” means Common Stock that may not be sold, transferred, or otherwise disposed of by the Grantee except under such circumstances as may be specified by the Committee.

(m)  “Termination” means a “separation from service” within the meaning of section 409A of the Code.

3.  PARTICIPATION

Each Non-Employee Director of the Company shall be eligible to participate in the Plan during his tenure as a Director.

4.  GRANTS OF RESTRICTED STOCK

(a)          Except as set forth in Section 7, on the first business day of each calendar year for the duration of the Plan (the Grant Date), each person who is a Non-Employee Director shall receive a grant of Restricted Stock in an amount equal to the number of shares of Common Stock that the “Base Amount” could have purchased at the Fair Market Value on such Grant Date (rounded up to the nearest whole share). The “Base Amount” shall be $90,000 as of January 1, 2006. The Board of Directors, in its sole discretion, may adjust the Base Amount for any Grant Date; provided, that the adjusted Base Amount is established no later than the December 31 immediately prior to the Grant Date on which such Base Amount shall be effective.

(b)         Shares of Restricted Stock shall vest in full and become unrestricted on the third anniversary of the applicable Grant Date subject to the provisions of Section 10. Shares of Restricted Stock may not be sold, transferred or otherwise disposed of by a Grantee until such shares become unrestricted in accordance with the provisions of this Section 4(b).

(c)          Each Restricted Stock grant shall be evidenced by a written Restricted Stock Grant Agreement that shall be executed by the Grantee and an authorized Company representative which shall indicate the date of the Restricted Stock award, the number of shares of Common Stock awarded, and contain such terms and conditions as the Committee shall determine with respect to such Restricted Stock grant consistent with the Plan.

(d)         Except as set forth in Section 7, a PACCAR Non-Employee Director first elected to the Board of Directors during a calendar year is entitled to a pro-rated grant of Restricted Stock. The pro-rated grant of Restricted Stock shall be calculated as follows: the number of shares of Common Stock that the Base Amount could have purchased at the Fair Market Value on the first business day the Non-Employee Director’s Board service becomes effective (the “Grant Date”) (rounded up to the nearest whole share) pro-rated to reflect the number of calendar quarters such Non-Employee Director will serve on the Board of Directors during the calendar year in which such Non-Employee Director is first elected.

5.              SHARES OF COMMON STOCK SUBJECT TO THE PLAN

There shall be reserved for use under the Plan (subject to the provisions of Section 8 hereof) a total of 1,096,875 shares of Common Stock, which shares may be authorized but unissued shares of Common Stock, treasury shares, or issued shares of Common Stock that shall have been reacquired by the Company.

6.              DIVIDEND, VOTING, AND OTHER SHAREHOLDER RIGHTS

Except as otherwise provided in the Plan, each Grantee shall have all of the rights of a shareholder of the Company with respect to all outstanding shares of Restricted Stock registered in his name, including the right to receive dividends and other distributions paid or made with respect to such shares and the right to vote such shares.

7.              DEFERRAL OF COMPENSATION

A Non-Employee Director may elect, on or before December 31 of any year, to defer at least 25% of the cash compensation to be paid to the Non-Employee Director for services as a Company director during the following calendar year and/or elect to receive a credit to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a). Before the term of a new Non-Employee Director begins, he may elect within thirty (30) days of first becoming eligible to participate in the Plan to defer payment of the cash compensation earned for the remainder of the calendar year in which his term begins and/or elect to receive a credit to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(d). Any credit to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d) shall be for the same number of shares of Common Stock and have the same restrictions and vesting provisions otherwise applicable to the grant of Restricted Stock. Such credit to the Stock Unit Account shall be evidenced by a written Deferred Restricted Stock Unit Grant Agreement that shall be executed by the Non-Employee Director and an authorized Company representative which shall indicate the date of the Deferred Restricted Stock Unit award, the number of units awarded, and contain such terms and conditions as the Committee shall determine with respect to such Deferred Restricted Stock Unit grant consistent with the Plan.

Each participating Non-Employee Director may elect to have all or a portion of his cash compensation placed into one or both of two unfunded accounts maintained by the Company (hereafter Deferred Accounts). At the time a Non-Employee Director makes a deferral election, such Non-Employee Director shall specify the time and manner in which the Deferred Accounts shall be paid, using the deferral election forms prescribed by the Committee. Payment of the Deferred Accounts may be made (i) at the time of the Non-Employee Director’s Termination or (ii) based on a specific date after the Non-Employee Director’s Termination (including the date the Non-Employee Director attains a specified age). The Non-Employee Director’s deferral election form also must specify the allocation and investment of the deferred compensation between the Stock Unit Account and the Income Account. If a Non-Employee Director fails to specify the allocation and investment of the deferred compensation, then it shall be allocated and invested in the Income Account. Amounts deferred into the Stock Unit Account or the Income Account may not be transferred to the other deferred account. Notwithstanding the foregoing, if a Non-Employee Director elects to receive a credit to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d), such credit may not be allocated to the Income Account.

(a)          Stock Unit Account. In the case of cash deferrals, the account will be credited with the number of shares of Common Stock that the amount deferred could have purchased at the Fair Market Value on the date the Non-Employee Director’s cash compensation is payable. In the case of a credit to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d), the account will be credited with the number of shares of Common Stock otherwise applicable to the grant of Restricted Stock subject to the same vesting conditions otherwise applicable to such Restricted Stock. Thereafter, any dividends earned will be treated as if those dividends had been invested in additional shares of Common Stock at the Fair Market Value on the date the dividend is payable. Vested amounts credited to the Stock Unit Account shall be distributed in shares of Common Stock either in a single payment or in substantially equal annual installments (over a period not to exceed 15 years), as specified by the Non-Employee Director on the deferral election form. Any fractional shares will be paid in cash. If a Non-Employee Director fails to specify the manner in which the Stock Unit Account shall be distributed, then it shall be distributed in a single payment.

(b)         Income Account. The account will be credited with the amount deferred, and interest shall begin to accrue, as of the date the Non-Employee Director’s cash compensation is payable. Interest is credited at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding calendar quarter as reported in Moody’s Bond Record. Interest is compounded quarterly. Amounts credited to the Income Account shall be distributed either in a single payment or in substantially equal quarterly, semi-annual or annual installments (over a period not to exceed 15 years), as specified by the Non-Employee Director on the deferral election form. If a Non-Employee Director fails to specify the manner in which the Income Account shall be distributed, then it shall be distributed in a single payment.

Unless otherwise required by applicable law, the deferral election a Non-Employee Director makes under the Plan shall remain in effect from year-to-year. A Non-Employee Director may, however, increase or decrease the amount being deferred in the future by making a new deferral election no later than the December 31 immediately preceding the calendar in which the new election is to be effective. The amounts deferred under the new deferral election shall be distributed at the time specified in the prior deferral election and the amounts deferred under the new deferral election will be allocated in accordance with the prior deferral election, unless the Non-Employee Director specifies otherwise.

A Non-Employee Director may change the time and manner in which the Deferred Accounts shall be distributed; provided that (i) the new deferral election will become effective 12 months from the date it is made and (ii) the new deferral election specifies a distribution date that is at least five (5) years later than the prior distribution date. Notwithstanding the foregoing, a change in the time and/or manner of distribution of the Deferred Accounts shall not accelerate the distribution date of the Deferred Accounts, except as allowed by section 409A of the Code and the Treasury regulations promulgated thereunder.

8.              ADJUSTMENTS TO THE NUMBER OR VALUE OF SHARES OF COMMON STOCK

If there are any changes in the number or value of shares of Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, or other events that increases or decreases the number or value of issued and outstanding shares of Common Stock, then proportionate adjustments shall be made to the number of shares of Common Stock (i) available for issuance under the Plan pursuant to Section 5 above, (ii) covered by an unvested grant of Restricted Stock, and (iii) credited to each Stock Unit Account in order to prevent dilution or enlargement of rights. This provision does not, however, authorize the delivery of a fractional share of Common Stock under the Plan.

9.              NON-TRANSFERABILITY

Shares of Restricted Stock and the Deferred Accounts shall not be assigned, attached, or otherwise subject to any creditor’s process or transferred except by will or the laws of descent and distribution, or pursuant to a trust created for the benefit of the Non-Employee Director or his family or pursuant to a qualified domestic relations order as defined by the Code, Title I of Employee Retirement Income Security Act or the rules thereunder. The restrictions set forth in Section 4(b) shall apply to the shares of Restricted Stock in the hands of the trustee or Non-Employee Director’s former spouse.

10.       TERMINATION OF STATUS AS A NON-EMPLOYEE DIRECTOR

(a)          In the event of a Termination by reason of Mandatory Retirement, disability, or death, all shares of Restricted Stock held by the Grantee shall become fully vested, notwithstanding the provisions of Section 4(b) hereof, and the Grantee (or the Grantee’s estate or a person who acquired the shares of Restricted Stock by bequest or inheritance) shall have the right to sell, transfer or otherwise dispose of such shares at any time. In addition, in the event of such a Termination, all vesting restrictions on the credits made to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d) shall lapse but the payout provisions of such credits shall not be affected by such Termination.

(b)         In the event of a Termination for any reason other than those specified in Section 10 (a) above, any shares of Restricted Stock granted hereunder shall be forfeited and the Grantee shall return to the Company for cancellation any stock certificates representing such forfeited shares which shall be deemed to be canceled and no longer outstanding as of the date of Termination; and from and after the date of Termination, the Grantee shall cease to be a shareholder with respect to such forfeited shares and shall have no dividend, voting, or other rights with respect thereto. In addition, in the event of such a Termination, any then unvested credits made to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d) shall be forfeited.

(c)          The Deferred Accounts shall be distributed (or commence to be distributed), in accordance with the Non-Employee Director’s prior election form. If a Non-Employee Director failed to specify the time on which the Deferred Accounts shall be distributed, then such Non-Employee Director’s Deferred Accounts shall be distributed in the first January following the Non-Employee Director’s Termination.

(d)         Notwithstanding a Non-Employee Director’s election, if the aggregate value of the Deferred Accounts is less than $50,000 at the time distribution is made (or is scheduled to begin), then the Deferred Accounts shall be distributed at that time in a single payment, in shares of Common Stock for the Stock Unit Account and in cash for the Income Account.

11.       CHANGE IN CONTROL

Upon the occurrence of a change in control of the Company, all grants of Restricted Stock under the Plan shall vest in full and become unrestricted and nonforfeitable. In addition, all vesting restrictions on the credits made to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d) shall lapse but the payout provisions of such credits shall not affected by such change in control. For purposes of this Section 11, a “change in control” shall have the meaning given to such term under Section 16.4 of the PACCAR Inc Long Term Incentive Plan, as approved by the shareholders of the Company on April 25, 2006. In addition, the Board or the Committee may in its sole discretion terminate the deferral feature of the Plan within the 30 days preceding or the 12 months following a “change in control event” (as such term is defined in the Treasury regulations promulgated pursuant to section 409A of the Code) and pay out deferred amounts, in accordance with Section 1.409A-3(j)(ix)(B) of the Treasury regulations promulgated pursuant to section 409A of the Code .

12.       PLAN ADMINISTRATION

The Plan will be administered by the Committee. The Company will pay all costs of administration of the Plan. The Committee shall have sole discretion to interpret the Plan, amend and rescind rules relating to its implementation and make all determinations necessary for administration of the Plan. Any determination, decision, or action of the Committee in connection with the interpretation, administration, or application of the Plan shall be final, conclusive, and binding on all persons. The Committee may employ consultants or other persons and rely upon their advice. All actions taken and all determinations made by the Committee in good faith shall be final and binding upon all Non-Employee Directors, the Company, and all interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan.

The Committee may make such amendments or modifications in the terms and conditions of any grant of Restricted Stock as it may deem advisable, or cancel or annul any grant of Restricted Stock; provided, however, that no such amendment, modification, cancellation or annulment may, without the consent of the Grantee, adversely affect his rights with respect to such grant. In addition, the Committee may amend or modify the deferral feature, provided that any such amendment or modification (i) is made in accordance with section 409A of the Code and the Treasury regulations promulgated thereunder, (ii) does not adversely affect the Non-Employee Director’s rights thereunder without such Non-Employee Director’s written consent, and (iii) is not a “material modification” that would result in the loss of grandfather treatment with respect to the balance in the Deferred Accounts as of December 31, 2004 (and earnings thereon).

13.       TAX WITHHOLDING

To the extent required by law, the Non-Employee Director (or Grantee, if applicable) shall make such arrangements satisfactory to the Company to satisfy any tax withholding or employment tax obligations due with respect to Restricted Stock or the Deferred Accounts. The Company shall have the right to withhold or deduct from any payment under the Plan in order to satisfy any applicable tax withholding obligations.

14.       AMENDMENT AND TERMINATION OF THE PLAN

The Board of Directors or the Committee may at any time suspend, terminate, modify or amend the Plan in any respect; provided, however, shareholder approval of any Plan amendment shall be obtained only if required by law or the requirements of any stock exchange on which the Common Stock is listed or quoted and provided, further, that any termination shall be subject to the requirements of section 409A of the Code. No suspension, termination, modification, or amendment of the Plan may, without the consent of the Non-Employee Director (or Grantee, if applicable), adversely affect his rights with respect to the Restricted Stock or his Deferred Accounts.

15.       BENEFICIARY DESIGNATION

Each Non-Employee Director may designate a beneficiary for each outstanding grant of Restricted Stock and for payment of his Deferred Accounts in the event of his death. If no beneficiary is designated or the beneficiary does not survive the Non-Employee Director, the award shall be made to the Non-Employee Director’s surviving spouse or, if there is none, to his estate.

16.       SECTION 409A 6-MONTH DELAY

Notwithstanding anything contained in this Plan to the contrary, if a Non-Employee Director is deemed by the Company at the time of the Non-Employee Director’s “separation from service” to be a “specified employee,” each within the meaning of section 409A of the Code, any compensation or benefits subject to section 409A of the Code to which the Non-Employee Director becomes entitled under this Plan (or any agreement or plan referenced in this Plan) in connection with such separation shall not be made or commence until the first day of the month immediately following the date that is six (6) months after the Non-Employee Director’s “separation from service” (or the Non-Employee Director’s death, if earlier).  Such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Non-Employee Director, including (without limitation) the additional twenty percent (20%) tax for which the Non-Employee Director would otherwise be liable under section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this Section 17 shall be paid to the Non-Employee Director or his or her beneficiary in one lump sum.

17.       EFFECTIVE DATE OF THE PLAN AND DURATION

This Plan, as amended and restated, is effective January 1, 2009 and will remain in effect until terminated by the Committee or the Board of Directors as provided herein.